UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2010

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26025	76-0586680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2925 Briarpark, Suite 1050, Houston, Texas  77042
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 499-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of April 1, 2010, Superior Materials, LLC and BWB, LLC (collectively, the “Borrowers”), the operating subsidiaries of Superior Materials Holdings, LLC (“Holdings”), a joint venture formed by U.S. Concrete Inc. (the “Company”) and the Edw. C. Levy Co. (together with the Company, the “Support Parties”), entered into an Amended and Restated Credit Agreement (the “JV Credit Agreement”), which amended and restated that certain credit agreement dated as of April 6, 2007 (as amended, supplemented and otherwise modified prior to April 1, 2010 (the “Existing JV Credit Agreement”)), among the Borrowers and Comerica Bank,  with Comerica Bank providing for a revolving credit facility, under which borrowings of up to $15 million may become available, which amount includes a $5 million letter of credit subfacility. The Borrowers intend to use amounts available under the JV Credit Agreement for working capital and general corporate purposes.  The JV Credit Agreement is secured by substantially all the assets of the Borrowers.  The JV Credit Agreement is scheduled to mature on September 30, 2010.  Availability of borrowings is subject to a borrowing base of net receivables, inventory and machinery and equipment, and in certain circumstances letters of credit, in each case, subject to the eligibility criteria set forth in the JV Credit Agreement.

Borrowings under the facility are subject to interest at the election of the Borrowers of a Eurodollar-based rate (“LIBOR”) plus 5.00% (subject to a 1.00% floor) or a domestic prime rate plus 3.00% (subject to a floor of 2.5%).  Commitment fees at an annual rate of 0. 25% are payable on the unused portion of the facility.

Holdings and each of the Borrowers’ existing and future subsidiaries, if any, have guaranteed the repayment of all amounts owing under the JV Credit Agreement.  The JV Credit Agreement contains covenants substantially the same as under the Existing JV Credit Agreement restricting, among other things, the Borrowers’ and its Susidiaries’ distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, mergers, asset sales other than in the ordinary course of business, indebtedness, liens, changes in business, changes to charter documents and affiliate transactions.  It also generally limits the Borrowers’ capital expenditures and will require them to maintain compliance with a minimum EBITDA level as of the end of each fiscal quarter.  The JV Credit Agreement provides that specified change of control events as well as, among others,  customary payment and covenant defaults, breach of material representations and warranties, impairment of collateral or guarantees, cross-default to certain material indebtedness, judgments in excess of a threshold amount, certain ERISA events, and certain bankruptcy events, would constitute events of default.

As a condition precedent to the initial advance under the JV Credit Agreement, the Support Parties were required to fund $3.56 million to the Borrowers in the form of cash equity contributions representing a prefunding of their respective obligations under certain support letters entered into in connection with the Existing JV Credit Agreement for the period from January 1, 2010 through September 30, 2010. The Company’s portion of this obligation was $1.1 million.

At April 1, 2010, there were $8.2 million outstanding borrowings, including letters of credit, under the revolving credit facility and the amount of the available credit was approximately $204,000.

The joint venture was formed effective April 1, 2007 and April 2, 2007 when the Company contributed its ready-mixed concrete and related concrete products assets in Michigan to Holdings and its subsidiaries in exchange for a 60% ownership interest, while the Edw. C. Levy Co. contributed all of its ready-mixed concrete and related concrete products assets for a 40% ownership interest.  The joint venture consists of 11 active ready-mixed concrete plants, a 24,000-ton cement terminal and approximately 140 active ready-mixed concrete trucks.

In addition, effective as of April 6, 2010, the Company entered into a consent agreement (the “Consent”) to its Amended and Restated Credit Agreement, dated June 30, 2006 (as previously amended effective March 2, 2007, November 9, 2007, July 11, 2008, February 19, 2010 and March 24, 2010, the “USC Credit Agreement”), which provides the Company with a revolving credit facility.  Pursuant to the Consent, the Lenders party thereto consented to the issuance by JPMorgan Chase Bank, N.A. of a letter of credit (the “Specified Letter of Credit”) in the face amount of $3.5 million.  The Specified Letter of Credit is excluded from the measure of availability at which the fixed charged coverage ratio is tested thereby providing the Company with incremental availability of $3.5 million under the USC Credit Agreement, is subject to a fee accruing at a rate per annum equal to 7.25% on the average daily maximum undrawn face amount of the Specified Letter of Credit (which fee is 200 basis points in excess of the fee otherwise applicable to letters of credit issued under the USC Credit Agreement), and is contractually subordinated to payment in full of the secured obligations (other than obligations in respect of the Specified Letter of Credit) under the USC Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please read Item 1.01 for a discussion of (i) an Amended and Restated Credit Agreement entered into by Superior Materials, LLC and BWB, LLC, the operating subsidiaries of Superior Materials Holdings, LLC, a joint venture formed by U.S. Concrete Inc. and the Edw. C. Levy Co., and (ii) the Company’s entering into a consent to the USC Credit Agreement, in each case, to which discussion is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

U.S. CONCRETE, INC.

Date: April 12, 2010	By:	/s/ Robert D. Hardy
Robert D. Hardy
Executive Vice President and Chief Financial Officer